Exhibit 8.1
[Baker & McKenzie Letterhead]
November 24, 2008
Green Realty Trust, Inc.
120 N. LaSalle Street, 35th Floor
Chicago, Illinois 60602
RE:       Qualification as Real Estate Investment Trust
Ladies and Gentlemen:
We have acted as tax counsel to Green Realty Trust, Inc., a Maryland corporation (the “Company”), which has registered for public sale a maximum of $1,650,000,000 in shares of its common stock, $0.01 par value per share (the “Common Stock”), of which amount: (a) up to $150,000,000 in shares of Common Stock pursuant to the Company’s distribution reinvestment plan for a purchase price of $9.50 per share (the “DRIP Shares”); and (b) up to $1,500,000,000 in shares of Common Stock (the “Primary Shares” and, together with the DRIP Shares, the “Shares”) are to be issued and sold to the public on a “best efforts” basis through Grant Bettingen, Inc. as the managing dealer, and the broker-dealers participating in the offering, at an initial offering price of $10.00 per share (subject in certain circumstances to discounts based upon the volume of shares purchased and for certain categories of purchasers). The Shares of the Company are the subject of a registration statement on Form S-11 (File No. 333-147514) (the “Registration Statement”) filed by the Company with the Securities Exchange Commission under the Securities Act of 1933 and a prospectus contained in the Registration Statement (the “Prospectus”).
You have requested our opinion as to certain federal income tax matters regarding the Company. In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) that certain certificate dated November 24, 2008 (the “Certificate”) delivered to Baker & McKenzie LLP by the Company and Green REIT Operating Partnership, L.P. (the “Operating Partnership”), which provides certain representations by them relevant to this opinion; (ii) the Registration Statement and the Prospectus; (iii) the partnership agreement of the Operating Partnership; (iv) the bylaws of the Company; and (v) such other documents as we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.
Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and (b) the assumption that (i) the Operating Partnership has a valid legal existence under the laws of the state in which it was formed and has operated in accordance with the laws of such state, (ii) the Company and the Operating Partnership are operated, and will continue to be operated, in the manner described in the Certificate, (iii) the facts contained in the Registration Statement and the Prospectus are true and complete in all material respects, (iv) all representations of fact contained in the Certificate are true and complete in all material respects and (v) any representation of fact in the Certificate that is made “to the knowledge” or similarly qualified is correct without such qualification. We have not undertaken any independent inquiry

Green Realty Trust, Inc.

into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.
We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes depend upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.
Our opinion herein is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “Service”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, Service administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the Service or the courts, and our opinion is not binding on the Service or the courts. Hence, there can be no assurance that the Service will not challenge, or that the courts will agree, with our conclusions.
Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that:
(i)	Commencing with the taxable year for which a REIT election is made, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operation, as described in the Registration Statement, will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code beginning with the taxable year for which a REIT election is made; and

(ii)	The statements contained in the Prospectus under the caption “Federal Income Tax Considerations”, insofar as such statements constitute matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and fairly present and summarize, in all material respects, the matters referred to therein.
We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the Service, and court decisions.

This opinion is furnished to the Company solely in connection with the transactions contemplated by the Registration Statement. This opinion is solely for the benefit of the Company and the holders of the Shares, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.
Very truly yours,
/s/  Baker & McKenzie LLP
Baker & McKenzie LLP
RML/JSIII